CEO REPORT – FOURTH QUARTER 2023 DEAR SHAREHOLDERS AND FRIENDS OF FIRST BUSINESS BANK: Year-end is a time to reflect on the past year and look ahead to the future. Day-to-day, most of us tend to keep our nose to the grindstone and mark success by the number of tasks completed. Year- end offers the time for contemplation from a broader perspective. This year, we paused to appreciate the significance of our excellent 2023 results against the backdrop of a tumultuous year for most banks. In a tenuous time, we closed out both a successful year and a transformative five-year strategic plan. For more background on our previous five-year plan, see last quarter’s CEO Report and our most recent investor presentation. During the last five years, the evolution and progress of our company has been remarkable — and exceptional among our peers. As we finalized goals and budgets for 2024, we were pleased to see how well First Business Bank’s solid and resilient business model has positioned us with ongoing uncertainty in a competitive market and uncertain macroeconomic environment. This look back and look forward is accentuated as we are putting the finishing touches on a new five-year plan that will be rolled out across the Company in 2024. A LOOK AT 2023 Fully appreciating our outstanding 2023 results requires a review of the 2023 banking environment. Interest rates remained in the spotlight. To fight rapidly rising inflation, the Federal Reserve raised interest rates 100 basis points in 2023, following 425 basis points of rate hikes in 2022. The outcomes of these interest rate movements were significant in several ways. In 2022, the rapid increase was a boon to industry net interest margins, as asset price increases outpaced liability cost increases. In 2023, liability pricing caught up, pressuring net interest margins industry- wide and introducing heightened competition for customer deposits to support liquidity needs. At the same time, bank investment portfolios remained under extreme pressure in 2023. On bank balance sheets, available-for-sale investment securities are “marked to market,” meaning their book value must reflect current market prices rather than historical purchase prices. The extreme and swift shift in interest rates caused significant “unrealized losses” for banks with large investment securities portfolios. The change in the value of those securities had to be adjusted down through equity in an item called Accumulated Other Comprehensive Income (“AOCI”), and the negative shift in these values was catastrophic to many banks’ capital metrics. These higher unrealized losses also made securities portfolios a less effective liquidity source. The change in balance sheet values caused high-profile bank runs in March 2023 and drove deposit outflows for the industry, resulting in three large bank failures in the first half of the year and intervention by the federal government to temper “safety and soundness” concerns across the industry. Additionally, the yield curve inverted – an atypical phenomenon that poses challenges to bank profitability and has persisted into 2024. The usual interest rate spread that is at the core of most banks' profitability – “fund short and lend long" – evaporated. This was magnified by the effect of increased competition for deposits, which drove funding costs up further and posed existential revenue and profitability challenges for many banks.

OUR DIFFERENTIATED APPROACH

First Business Bank thrived amid these adverse market developments and against industry trends. We were positioned to be resilient in the extreme interest rate and liquidity-challenged environment. This is due to philosophical distinctions in how we operate, especially our approach to interest rate risk management. We mitigate interest rate risk (1) by using a match-funding approach, a topic we have covered extensively in Q1 2023 and Q2 2023, and (2) through the strong deposit franchise we have due to our deep client relationships. We are the trusted advisor for our business and private wealth clients, providing primary operating accounts and serving full relationships, not just transactional CDs or online money accounts that are fickle and quick to flee for a higher rate.

When liquidity fears drove depositors away from regional and community banks in early 2023, First Business Bank grew deposits. At the height of the crisis, our deposits grew by $45 million over a three-week span.

Concurrently, we were essentially untouched by the havoc of interest rate changes on available-for-sale securities. With a small and conservatively managed investment portfolio, our capital levels were largely unaffected by AOCI adjustments. At the lowest point of the current interest rate cycle, the median peer bank experienced a 10% decline in tangible book value, in large part due to the changes in AOCI. Two years into the cycle, the median peer banks' cumulative change has only improved to 4%. In contrast, First Business Bank's tangible book value has grown in every quarter of the current rate cycle, expanding a cumulative 25% over the past two years.[1]

Additionally, our strong earnings momentum more than offset any negative impacts on our AOCI, as tangible book value per share2 grew 13% in 2023. A closer look at our performance reveals the drivers of our success.

2023 PERFORMANCE

Our conservative balance sheet management positioned us well for interest rate changes during the year. Our net interest margin not only continued to outperform the peer median, it widened the gap of outperformance in 2023 compared to 2022. Net interest margin of 3.82% for 2022 exceeded the peer median by 36 basis points, while 2023 net interest margin measuring 3.78% exceeded peers by 61 basis points, showing resilience and relative stability.


Impact of Increasing Rates
Net Interest Margin
Fed Funds Rate
4.50%
4.00%
3.50%
3.00%
2.50%
6.00%
4.50%
3.00%
1.50%
—%
Q4 2021
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023
Q3 2023
Q4 2023
FBIZ Net Interest Margin
Peer Median Net Interest Margin(1)
Average Effective Fed Funds Rate(2)

1. Peer group defined as publicly traded banks with total assets between $1.5 billion and $5.5 billion.

2. Board of Governors of the Federal Reserve System (US), Effective Federal Funds Rate (DFF). Retrieved from FRED, Federal Reserve Bank of St. Louis, Represents average daily rate.

---

1. Peer group defined as publicly traded banks with total assets between $1.5 billion and $5.5 billion.

2. Tangible book value per share is a non-GAAP financial measure. See the section titled Non-GAAP Reconciliations in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to the SEC on January 25, 2024.

We achieved this success in large part because of the exceptional outcomes of our deposit and loan growth initiatives. A deposit-centric strategy has long been key to our growth. During 2023, we grew in-market deposits 19% over 2022, and loans grew 17%. Over the past five years, in-market deposits and loans have grown at 15% and 12% compound annual rates, respectively, widely exceeding our goal of 10%+ growth per year. Considering real U.S. GDP grew at a rate of just 2.5% in 20233, and our peers grew total deposits by 2.5% and loans by 8%, we believe our success is unique and attributable to the exceptional talent and dynamic execution of our expert teams. Similarly, growth in new and existing private wealth management clients drove trust assets to record levels, crossing the $3 billion milestone during the fourth quarter of 2023. Private wealth management service fees rose to $11.4 million for 2023 and remained our largest contributor to fee income. This represented growth of over 8% on a compound annual basis over the past five years. With rising net interest income and diverse sources of fee income, top line revenue continued its growth trajectory, expanding 13% in 2023 compared to a peer median reduction of 2%. An important part of our model is our commitment to generating double-digit revenue growth on an annual basis with positive operating leverage. For 2023, our revenue growth was achieved with operating expense growth of 11%, again producing positive operating leverage while the peer group suffered negative operating leverage due to the challenging industry environment.4 3. IMF, World Economic Outlook Update, January 2024 https://www.imf.org/en/Publications/WEO/Issues/2024/01/30/world-economic- outlook-update-january-2024 4. Operating leverage is defined as the percent growth in operating revenue less the percent growth in operating expenses.

Collectively, these successes contributed to strong bottom-line profitability. Record pre-tax, pre-provision (“PTPP”) adjusted earnings totaled $56.2 million, growing 17% over 2022. Robust earnings power was exhibited in the expansion of PTPP Adjusted ROAA to a record 1.75% for 20235. This compares to the peer median of 1.24% for 2023, down from 1.55% for 2022. HOW WE DO IT Jerry Smith, the founder of First Business Bank, often said “banking is a risk business.” As a bank, we must accept some level of credit risk because we make loans. We believe that is our core competency at First Business Bank. There are many other risks in banking, however, and we do our best to mitigate those. How a bank manages credit risk, liquidity risk, and interest rate risk are foremost in determining its level of financial success. As 2023 revealed, interest rate risk can be a significant hazard for banks. We mitigate some aspects of that by having a small, plain vanilla, short duration securities portfolio and by match-funding our fixed rate loans to eliminate even more of that risk. As we outlined in a recent CEO Report, we don’t need to borrow short and lend and invest long – or “play the yield curve” – to win, so why would we take that risk? Consequently, instead of being distracted by the chaos of a rising rate environment, we continued to focus on executing our strategic plan and prioritizing what’s most important – our people and relationships. Throughout 2023, we added talent to our teams and added high-quality business and private wealth relationships. These are genuine, mutually beneficial relationships. New clients turn into long-term clients, becoming part of an ever-growing annuity stream of net interest income and fee income for the Bank and its shareholders. Our focus on fundamentals has allowed us to “win” in areas that are essential to long-term profitability and capital generation, and we intend to continue this success. 5. PTPP and PTPP Adjusted ROAA are non-GAAP measurements. See the section titled Non-GAAP Reconciliations in the Company’s most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to the SEC on January 25, 2024.

Corey Chambas, CEO First Business Financial Services, Inc. parent company of First Business Bank This letter includes “forward-looking statements” related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives, goals or expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We do not intend to, and specifically disclaim any obligation to, update any forward-looking statements. ON TO 2024 The strong results for 2023, and particularly the outsized growth in loans and deposits, created a launchpad for 2024. Regardless of whether rates finally go down or the yield curve resumes a “normal” shape, we are positioned and prepared to control what we can control – getting better as a team, serving clients, and growing our deep relationships. Comprehensive planning has been underway for the past year to develop our strategies and establish our goals for the next five-year period. Next quarter, we will present a deep dive into our new strategic plan that we believe will continue to create value for all of our stakeholders. On January 29, 2024, we were very pleased to announce a 10% dividend increase on our common stock. This marks the Company's 13th consecutive annual dividend increase, reflecting our confidence in our strong financial performance and business strategy. We are proud to share our success with our shareholders while we continue to invest in our future growth opportunities. On behalf of our employees and board, I sincerely thank you for your continued interest in and support of First Business Bank and look forward to updating you on our continued progress following the first quarter.

Financial Highlights

(Unaudited)

Income Statement Data	As of and for the Three Months Ended			As of and for the Year Ended		
(Dollars in Thousands)	**12/31/23**	**12/31/22**	**% Change**	**12/31/23**	**12/31/22**	**% Change**
Net interest income	$ 29,540	$ 27,452	7.6 %	$112,588	$ 98,422	14.4 %
Adjusted non-interest income[(1)]	7,094	6,164	15.1 %	31,353	28,619	9.6 %
Total operating revenue	36,634	33,616	9.0 %	143,941	127,041	13.3 %
Total operating expense[(2)]	21,374	20,658	10.2 %	87,788	79,155	12.7 %
Pre-tax, pre-provision adjusted earnings[(3)]	15,260	12,958	7.3 %	56,153	47,886	13.6 %
Less:						
Provision for credit losses	2,573	702	*	8,182	(3,868)	*
Net loss on foreclosed properties	4	22	*	12	49	*
Contribution to First Business Charitable Foundation	—	809	*	—	809	*
SBA recourse provision	210	(322)	*	775	(188)	*
Benefit on tax credit investments	—	—	*	—	(351)	*
Bank-owned life insurance claim	—	(809)	*	—	(809)	*
Net loss on sale of securities	—	—	*	45	—	*
Income before income tax expense	12,473	12,556	(10.6)%	47,139	52,244	(0.8)%
Income tax expense	2,703	2,400	12.6 %	10,112	11,386	(11.2)%
Net income	$ 9,770	$ 10,156	(15.7)%	$ 37,027	$ 40,858	0.7 %
Preferred stock dividends	219	219	*	875	683	*
Net income available to common shareholders	$ 9,551	$ 9,937	(16.0)%	$ 36,152	$ 40,175	0.5 %
Efficiency ratio[(4)]	58.34 %	61.45 %		60.99 %	62.31 %	
Common Per Share Data						
Diluted earnings	$ 1.15	$ 1.18	(2.5)%	$ 4.33	$ 4.75	(8.8)%
Dividends declared	0.2275	0.1975	15.2 %	0.91	0.79	15.2 %
Tangible book value[(5)]	31.94	28.28	12.9 %	31.94	28.28	12.9 %

Balance Sheet Data	As of		
(Dollars in Millions)	**12/31/23**	**12/31/22**	**% Change**
Total loans and leases receivable	$ 2,850	$ 2,443	16.7 %
Total assets	3,508	2,977	17.8 %
In-market deposits[(6)]	2,339	1,966	19.0 %
Stockholders' equity	290	261	11.1 %

* Not meaningful

(1) "Adjusted non-interest income" is a non-GAAP measure defined as non-interest income excluding net gain on sale of securities. See the section titled Non-GAAP Reconciliations in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to the SEC on January 25, 2024.

(2) "Operating expense" is a non-GAAP measure defined as non-interest expense excluding net loss on foreclosed properties, amortization of other intangible assets, SBA recourse benefit, and other discrete items, if any. See the section titled Non-GAAP Reconciliations in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to the SEC on January 25, 2024.

(3) "Pre-tax, pre-provision adjusted earnings" is a non-GAAP measure defined as pre-tax income excluding the effects of provision for loan and leases losses, net loss on foreclosed properties, amortization of other intangible assets, SBA recourse benefit, and net gain on sale of securities.

(4) "Efficiency ratio" is a non-GAAP measure defined as total operating expense divided by total operating revenue. Please refer to the calculations and management's reason for using these non-GAAP measures in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to SEC on January 25, 2024.

(5) "Tangible book value" is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. "Tangible common equity" itself is a non-GAAP measure representing common stockholders' equity reduced by intangible assets, if any. See the section titled Non-GAAP Reconciliations in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to the SEC on January 25, 2024.

(6) In-market deposits consists of all transaction accounts, money market accounts, and non-wholesale deposits.

STOCK PERFORMANCE

This table shows the high, low, and closing price for FBIZ's common stock in recent quarters as reported by Nasdaq.

Quarter	Trade Price		Closing	
Ending	High	Low	Price	Volume
12/31/2023	41.03	28.36	40.10	796,750
9/30/2023	35.04	28.40	30.01	804,011
6/30/2023	32.00	24.57	29.49	957,340
3/31/2023	37.29	29.61	30.51	1,406,362
12/31/2022	39.88	32.38	36.55	1,487,310

INVESTOR MATERIALS

Annual quarterly shareholder reports, regulatory filings, press releases, and articles about the corporation which have appeared in various publications are generally available in the "Investor Relations" section of our website or may be obtained from Brian D. Spielmann by calling 608-232-5977 or via online form.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The corporation offers its shareholders a convenient and economical plan to increase their investment in First Business Financial Services common stock. This plan provides a method of investing cash dividends and voluntary cash payments in additional shares of common stock without payment of brokerage commissions or service charges.

Individuals who wish to purchase FBIZ stock for the first time may also participate in this plan. For additional information about the plan and a brochure, please contact:

Computershare CIP
c/o Computershare
P.O. Box 43078
Providence, RI 02940-3078

www.computershare.com/investor

1-800-893-4698 (U.S. and Canada)
1-781-575-3120 (Outside U.S. and Canada)